Exhibit 99.2

Consent to be Named as a Director Nominee

In connection with the filing by Global Technology Acquisition Corp. I of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commissions under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Global Technology Acquisition Corp. I in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: February 26, 2021	/s/ Gabriel Silva
Name: Gabriel Haddad Silva